Exhibit 10.3

SECOND AMENDMENT TO THE

APPLE HOSPITALITY REIT, INC. EXECUTIVE SEVERANCE PAY PLAN

The Apple Hospitality REIT, Inc. Executive Severance Pay Plan (the “Plan”) is hereby amended, effective as of April 1, 2020, as set forth below. All capitalized terms used but not defined in this Second Amendment shall have the meanings ascribed to such terms in the Plan.

1.	Section 8.1 of the Plan is hereby deleted and replaced in its entirety with the following:

8.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 4.1 of this Plan, the Executive hereby waives the right to receive benefits under any plan or agreement of the Company or its subsidiaries which provides for severance benefits, including any severance benefits that may be provided for under any employment agreement, payable due to the termination of any employment agreement or pursuant to the terms of the Apple Hospitality REIT, Inc. Senior Management Severance Plan.

2.	Appendix A of the Plan is hereby deleted and replaced in its entirety with Appendix A attached hereto.

3.	All other terms and conditions of the Plan shall be unchanged and remain in full force and effect.

This Second Amendment was duly adopted and approved by the Board of Directors of Apple Hospitality REIT, Inc. on March 4, 2020 and shall be effective as of April 1, 2020.

Apple Hospitality REIT, Inc.

     /s/ Bryan F. Peery________

Bryan F. Peery

Executive Vice President,

Chief Financial Officer and Treasurer

Appendix A

Any position that includes any of the following titles at the Apple Hospitality REIT, Inc. level:

Executive Chairman of the Board

Chief Executive Officer

President

President, Real Estate and Investments

Chief Investment Officer

Chief Accounting Officer

Chief Capital Investments Officer

Chief Operating Officer

Chief Legal Officer

Chief Financial Officer

Executive Vice President

Any senior officer approved by the Board or the Compensation Committee to participate in the Plan